Exhibit 10.13

Modification No. 1

NASA and Power Efficiency Corporation have entered into Exclusive License Agreement No. DE-256 on March 9, 1998. By this agreement, NASA and Power Efficiency Corporation modify License Agreement No. DE-256 as follows:

Article V is amended by adding the following as section 5.10:

5.10 After September 1,1999 and until the LICENSE expires or it otherwise terminated, the LICENSE shall be royalty free, the above sections, 5.1 through 5.9, having no effect after that date.

In witness whereof, each party has caused this agreement to be executed by its duly authorized representative:
National Aeronautics and Space Administration	Licensee

By: /s/ Edward A. Frankle	By: /s/ Nicholas Anderson
Typed Name: Edward A. Frankle	Typed Name: Nicholas Anderson
Title: General Counsel	Title: President
Date: 10/13/99	Date: Aug 16, 1999